Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 12, 2013 for Hannon Armstrong Sustainable Infrastructure Capital, Inc., December 24, 2012 for Hannon Armstrong Capital, LLC, and January 25, 2013 for HA EnergySource Holdings LLC, in the Registration Statement (Form S-11) and related Prospectus of Hannon Armstrong Sustainable Infrastructure Capital, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

McLean, Virginia

April 12, 2013